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                                                                   EXHIBIT 10.9



                      FIRST AMENDMENT TO CHICO'S FAS, INC.
                             1993 STOCK OPTION PLAN

         This First Amendment to the Chico's FAS, Inc. 1993 Stock Option Plan, which increases the number of shares covered by the Plan by 500,000 shares, is hereby adopted, effective the 25th day of February, 1999, as follows:

         1. Section 1.5(a) of the Plan is hereby amended in its entirety to read as follows:

            a. The stock subject to the Options under the Plan shall be authorized and unissued shares of Common Stock. The aggregate number of shares that may be issued upon the exercise of Options granted under the Plan shall not exceed 1,180,000 shares of Common Stock, which limitation shall be subject to adjustment as provided in Section 4.1.